Exhibit 3.1

Delaware The First State	Page 1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF “DELCATH SYSTEMS, INC.”, FILED IN THIS OFFICE ON THE THIRTIETH DAY OF JUNE, A.D. 2017, AT 2:08 O`CLOCK P.M.

2168713 8100 SR# 20175052463	Authentication: 202815722 Date: 06-30-17
You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF DESIGNATIONS,

PREFERENCES AND RIGHTS OF THE

SERIES A

PREFERRED STOCK

OF

DELCATH SYSTEMS, INC.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

Delcath Systems, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation (the “Board”) as required by Section 151 of the General Corporation Law of the State of Delaware at a meeting duly called and held on June 29, 2017:

RESOLVED, that pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”) and the authority vested in the Board by the Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on June 30, 2017 (the “Certificate of Incorporation”), the Board hereby fixes and determines the designation of, the number of shares constituting, and the rights, preferences, privileges, and qualifications, limitations and restrictions thereof, relating to, a series of the preferred stock, par value $0.01 per share, of the Corporation (the “Preferred Stock”), pursuant to this certificate of designations (this “Certificate of Designations”) as follows:

1. Designation and Number of Shares. There shall hereby be created and established a series of Preferred Stock of the Corporation designated as “Series A Preferred Stock” (the “Series A Preferred Stock”). The authorized number of shares of Series A Preferred Stock shall be 4,200 shares;

Each share of Series A Preferred Stock shall have a par value of $0.01, a stated value of $1,000.00 and a liquidation preference of $0.001 per share, as described herein.

2. Fractional Shares. The Corporation shall not issue any fractional shares of the Series A Preferred Stock.

3. Dividends. The Series A Preferred Stock shall not be entitled to receive any dividends from the Corporation.

4. Liquidation Preferences. Upon the dissolution, liquidation or winding up of the Corporation (a “Liquidation Event”), each holder of Series A Preferred Stock (each, a “Holder”, and collectively, the “Holders”) shall be entitled to receive and to be paid out of the assets of the Corporation available for distribution to its stockholders on a pari passu basis with one another and before any payment or distribution shall be made on the Common Stock or on any other class of capital stock of the Corporation ranking junior to the Series A Preferred Stock upon a Liquidation Event, the amount of $0.001 per share, payable in cash per share of Series A Preferred Stock. Neither the sale of all or substantially all of the assets or capital stock of the Corporation, nor the merger or consolidation of the Corporation into or with any Person or the merger or consolidation of any Person into or with the Corporation, shall be deemed to be a Liquidation Event for the purposes of this Section 4. After the payment to each Holder of the full preferential amount provided for in this Section 4, each such Holder, as such, shall have no right or claim to any of the remaining assets of the Corporation.

5. Voting Rights.

(a) Each Holder, as such, shall be entitled to the whole number of votes equal to the number of shares of Common Stock equal to the Stated Value of the Series A Preferred Stock divided by $3.68 (the closing bid price on June 13, 2016, the date of issuance of the Notes), but without regard to the Maximum Percentage and the Exchange Cap or any other limitations or restrictions on conversions set forth in the Notes and without regard to whether or not there are then a sufficient number of shares of Common Stock authorized for issuance upon conversion of the Remaining Note (as defined in the Exchange Agreement) or any other Notes then outstanding; provided, however, that such amount of votes with respect to the Series A Preferred Stock shall not exceed 19.9% (or such greater percentage allowed by The NASDAQ Capital Market without any stockholder approval requirements) of the voting power of the Corporation.

(b) Each Holder shall be entitled to receive the same prior notice of any stockholders’ meeting as is provided to the holders of Common Stock as well as prior notice of all stockholder actions to be taken by legally available means in lieu of a meeting (and copies of proxy materials, consent solicitation statements and other information sent to stockholders in connection therewith), all in accordance with the Bylaws and the DGCL, and shall be entitled to vote or, if applicable, provide consent, together with the holders of Common Stock as if they were a single class of securities upon any matter submitted to a vote of stockholders, except as otherwise expressly required by law and except as required by the terms hereof to be submitted to a series vote of the applicable Holders, in which case each Holder only shall vote as a separate series.

6. Covenants. In addition to any other rights provided by law, except where the vote or, if applicable, written consent of the holders of a greater number of shares is required by law, without first obtaining the affirmative vote at a meeting duly called for such purpose or, if applicable, the written consent without a meeting of the holders in the aggregate of a majority in voting power of all of the Series A Preferred Stock, voting together as if they were a single class of securities, the Corporation shall not (and the Corporation shall cause its Subsidiaries (as defined in the Exchange Agreement) not to), directly or indirectly, whether by merger, consolidation, reorganization or otherwise:

(i) alter, amend or repeal any provision of, or add any provision to, the Certificate of Incorporation, this Certificate of Designations, the Bylaws or any other organizational documents of the Corporation, or file any certificate of amendment of the Certificate of Incorporation (including any certificate of designations of, or certificate of amendment or other instrument with respect to, any series of preferred stock), if such action would adversely affect the preferences, rights, privileges or powers, or restrictions provided for the benefit of the Series A Preferred Stock or would adversely affect the rights, powers and preferences of any Holder in its capacity as such (in each case as determined by a majority of the aggregate voting power of the Holders in their sole and absolute discretion), regardless of whether any such action shall be by means of amendment to the Certificate of Incorporation, this Certificate of Designations, the Bylaws or other organizational documents of the Corporation or by merger, consolidation, reorganization or otherwise or, without limitation of the foregoing, authorize, approve, consent to, take or effect any transaction or series of transactions, whether by amendment to the Certificate of Incorporation, this Certificate of Designations, the Bylaws or other organizational documents of the Corporation, or by merger, consolidation, reorganization or otherwise, to cancel the outstanding shares of any series of Series A Preferred Stock or to reclassify, convert or exchange such share into cash or other property (including securities) of the Corporation, or to otherwise adversely affect the rights, powers and preferences of any series of Series A Preferred Stock or the rights of any Holder as such (in each case as determined by the majority of the aggregate voting power of the Holders in their sole discretion);

(ii) increase or decrease, or authorize the increase or decrease of, the authorized number of shares of any series of Series A Preferred Stock; or

(iii) authorize, approve, consent to, or enter into any agreement with respect to, any of the foregoing, directly or indirectly, or authorize, approve, consent to, cause or permit any Subsidiary of the Corporation, directly or indirectly, to take any actions described in clauses (i) through (ii) above.

Notwithstanding the foregoing, if any of the actions contemplated in Section 6(b) above would comply with the foregoing but disproportionately, materially and adversely affects the rights, powers and preferences of any Holder relative to the comparable rights, powers and preferences of the other Holders, such action shall also require the prior written consent of such adversely affected Holder.

7. Transfer. A Holder may transfer its shares of Series A Preferred Stock in whole, or in part, and the accompanying rights hereunder held by such Holder without the consent of the Corporation; provided, that a share of Series A Preferred Stock shall only be transferable in conjunction with, and in proportion to, a transfer of Notes then held by such Holder; provided, further, that such transfer is in compliance with applicable securities laws. If a Holder transfers Series A Preferred Stock in whole or in part, the Corporation agrees, upon the request of such transferor, to authorize a new series of Preferred Stock with rights, preferences, privileges, and restrictions substantially identical to those of the Series A Preferred Stock being transferred, and, upon the request of such transferor, to exchange the Series A Preferred Stock being transferred for the same number of shares or fractional shares of such newly authorized Series A Preferred Stock. The Corporation shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any Holder may reasonably request in order to carry out the intent and accomplish the purposes of this Section 7.

8. Lost or Stolen Certificates. Upon receipt by the Corporation of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of any certificate representing a share of Series A Preferred Stock (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of an indemnification undertaking by the applicable Holder to the Corporation in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of the certificate(s), the Corporation shall execute and deliver new certificate(s) of like tenor and date.

9. Remedies. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under the Certificate of Incorporation, the Bylaws, any other organizational documents of the Corporation and any of the other Transaction Documents (as defined in the Exchange Agreement) or Exchange Documents (as defined in the Exchange Agreement), at law or in equity (including a decree of specific performance and/or other injunctive relief), and no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit any Holder’s right to pursue actual and consequential damages for any failure by the Corporation to comply with the terms of this Certificate of Designations. The Corporation covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Corporation therefore acknowledges and agrees that, in the event of any such breach or threatened breach, the Holders shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required. Upon any request made by a Holder to the Corporation, the Corporation shall promptly (and in any event within 48 hours) provide all requested information and documentation to such Holder to enable such Holder to confirm the Corporation’s compliance with the terms and conditions of this Certificate of Designations or to assert or exercise the rights, powers or privileges of a Holder hereunder.

10. Noncircumvention. The Corporation hereby covenants and agrees that the Corporation will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action (in each case, whether directly by the Corporation or indirectly through any Subsidiary of the Corporation), avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designations, and will at all times in good faith carry out all the provisions of this Certificate of Designations and take all actions as may be required to protect the rights of the Holders.

11. Failure or Indulgence Not Waiver. No failure or delay on the part of any Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. This Certificate of Designations shall be deemed to be jointly drafted by the Corporation and the Holders and shall not be construed against any Person as the drafter hereof.

12. Notices. The Corporation shall provide the Holders with prompt written notice of all actions taken pursuant to the terms of this Certificate of Designations, including in reasonable detail a description of such action and the reason therefor. Whenever notice is required to be given to a Holder under this Certificate of Designations, unless otherwise provided herein, such notice must be to such Holder in writing and shall be given in accordance with the Exchange Agreement.

13. Series A Preferred Stock Register. The Corporation shall maintain at its principal executive offices (or such other office or agency of the Corporation as it may designate by notice to the Series A), a register for the Series A Preferred Stock, in which the Corporation shall record the name, address, electronic mail address and facsimile number of the Person in whose name the shares of Series A Preferred Stock has been issued, as well as the name, address, electronic mail address and facsimile number of each transferee. The Corporation may treat the Person in whose name any share of Series A Preferred Stock is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers. The Corporation shall keep the register open and available at all times during business hours for inspection by any Holder or its legal representatives

14. Redemption and Conversion Rights.

(a) Each share of Series A Preferred Stock shall be redeemable for the amount of $0.001, payable in cash, per share at the written election of the Corporation.

(b) No shares of Series A Preferred Stock shall be convertible either at the Corporation’s option or at the option of the Holder into shares of capital stock or other securities of the Corporation.

15. Actions Prohibited by Law. To the extent the Corporation is prohibited by law from taking any action specified in this Certificate of Designations to give effect to the rights, powers or privileges of any Holder, the Corporation shall, upon the request of such Holder, in addition to any other requirements of this Certificate of Designations, take such actions as may be reasonably requested by such Holder to implement a valid and enforceable provision that is a reasonable substitute for the prohibited provision in order to give the maximum effect to the intent of the Corporation and such Holder to observe the rights, powers and privileges of such Holder (the “Amended Provision”). The Corporation shall take any action necessary or appropriate, to the extent reasonably within its control, to cause this Certificate of Designations to be amended to include the Amended Provision.

16. Certain Defined Terms. For purposes of this Certificate of Designations, the following terms shall have the following meanings:

(a) “Closing Date” shall have the meaning ascribed to such term in the Exchange Agreement.

(b) “Common Stock” means (i) the Corporation’s shares of common stock, $0.01 par value per share, and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification or conversion of such common stock.

(c) “Exchange Agreement” means that certain securities purchase agreement by and among the Corporation and the other parties listed thereto, dated as of the Subscription Date, as may be amended from time in accordance with the terms thereof.

(d) “Notes” shall have the meaning as set forth in the Exchange Agreement.

(e) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(f) “Subscription Date” means June 30, 2017.

* * * * *

IN WITNESS WHEREOF, Delcath Systems, Inc. has caused this Certificate of Designations to be signed by its President and Chief Executive Officer this 30th day of June, 2017.

DELCATH SYSTEMS, INC.

By:	/s/ Jennifer K. Simpson
Name: Jennifer K. Simpson
Title: President and Chief Executive Officer